Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and	Senior Vice President
Corporate Communications	(212) 836-9608
(856) 810-6210	dsullivan@equityny.com
johnpaolin@hillintl.com

FOR IMMEDIATE RELEASE

Hill International Reports Record First Quarter 2008 Financial Results;

Consulting Fees Up 56.3% and Net Earnings Up 177.7%

Marlton, NJ – May 7, 2008 – Hill International (NYSE:HIL), the global leader in managing construction risk, announced today record financial results for the first quarter ended March 31, 2008 (see attached tables). Highlights of Hill’s financial performance are as follows:

•	Total revenue for the first quarter of 2008 rose to $80.9 million, an increase of 28.6% over the first quarter of 2007.

•	Consulting fee revenue for the first quarter grew to $69.6 million, an increase of 56.3% from the first quarter of 2007.

•	Operating profit for the first quarter improved to $5.5 million, an increase of 58.7% from the prior year’s quarter.

•	EBITDA for the first quarter of 2008 grew to $6.4 million, an increase of 56.5% from the first quarter of 2007.

•

Net earnings in the first quarter grew to $6.8 million (or $0.17 per diluted share based on 41.1 million diluted shares outstanding) from $2.5 million (or $0.08 per diluted share based on 29.1 million diluted shares outstanding) in the first quarter of 2007, an increase of 177.7%.

•

Total backlog at the end of the first quarter 2008 increased to $480 million from $416 million at December 31, 2007. Twelve-month backlog at the end of the first quarter 2008 grew to $242 million from $196 million at December 31, 2007.

•	During the first quarter of 2008, Hill acquired John Shreeves Holdings, Ltd. and a majority stake in Gerens Management Group, S.A.

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May 7, 2008

“We are extremely pleased with our excellent financial performance in the first quarter of 2008, having achieved record revenue, record profits and record backlog,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “Our acquisitions of Shreeves and Gerens significantly strengthened our project management operations in Europe and we are continuing to look for acquisition candidates in the United States, Europe and elsewhere that can help us continue our strong growth,” Richter added.

First Quarter 2008 Results

Total revenue for the first quarter of 2008 increased 28.6% to $80.9 million from $62.9 million for the first quarter of 2007. Consulting fee revenue for the first quarter of 2008 increased 56.3% to $69.6 million from $44.6 million for the prior year’s quarter. During the first quarter of 2008, the growth in Hill’s consulting fee revenue was comprised of 35.8% organic growth and 20.5% acquisition growth.

Consulting fee revenue at Hill’s Project Management Group for the first quarter of 2008 increased 73.8% to $49.4 million from $28.4 million for the year earlier quarter. That percentage growth was comprised of 41.7% organic growth, primarily from the Middle East/North Africa region, and 32.1% growth from the acquisitions of KJM & Associates, Ltd. (“KJM”) in May 2007, John Shreeves Holdings, Ltd. (“Shreeves”) in January 2008 and Gerens Management Group, S.A. (“Gerens”) in February 2008.

Consulting fee revenue at Hill’s Construction Claims Group for the first quarter of 2008 rose 25.4% to $20.2 million from $16.2 million for the first quarter of 2007, entirely the result of organic growth worldwide.

Gross profit increased 54.2% to $32.4 million in the first quarter of 2008 from $21.0 million in the first quarter of 2007. Gross profit margin as a percentage of consulting fee revenue decreased to 46.5% in the first quarter of 2008 from 47.1% in the same period last year due to a higher proportion of first quarter revenue from the Project Management Group, which has a lower gross profit margin than the Construction Claims Group.

Selling, general and administrative (“SG&A”) expenses grew 54.9% to $27.5 million in the first quarter of 2008 from $17.8 million in the same period of 2007. This increase was due primarily to the addition of SG&A expenses of KJM, Shreeves and Gerens, increased staffing and office expenses supporting the organic growth and a continued build-up of corporate headquarters staff and expenses in connection with Hill’s recent and anticipated growth. SG&A as a percentage of consulting fee revenue was 39.5% during the first quarter of 2008, down from 39.8% during the same period in 2007.

Operating profit in the first quarter of 2008 improved by 58.7% to $5.5 million (or 7.9% of consulting fee revenue) from $3.5 million (or 7.8% of consulting fee revenue) in the comparable prior-year period.

During the first quarter of 2008, Hill realized a $2.5 million tax credit resulting from the reversal of a prior year’s uncertain tax position. As a result, Hill recorded a $1.2 million income tax benefit in the first quarter of 2008 as compared to an income tax provision of $0.7 million in the first quarter of 2007, despite the fact that taxable income in the 2008 first quarter increased by $2.5 million, or 78.2% from the first quarter of 2007. In addition to the income tax benefit, Hill continued to realize a large portion of its pre-tax income from foreign jurisdictions which impose lower income taxes, if any, than those imposed in the United States.

Net earnings in the first quarter of 2008 increased by 177.7% to $6.8 million (or $0.17 per diluted common share based on approximately 41.1 million diluted common shares outstanding) from $2.5 million (or $0.08 per diluted common shared based on approximately 29.1 million diluted common shares outstanding) in the first quarter of 2007.

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May 7, 2008

Earnings per share for 2008 were favorably impacted by the $2.5 million income tax benefit offset by a significant increase in shares outstanding as a result of (i) the exercise of substantially all of the company’s warrants in late 2007 and (ii) stock options becoming more dilutive due to a significant increase in the market price of the Company’s common stock. The total cash proceeds generated from the exercise of the warrants was approximately $67.9 million most of which was received during the fourth quarter of 2007.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of 2008 grew to $6.4 million, an increase of 56.5% from the first quarter of 2007. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net earnings and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for acquisitions, capital expenditures and the servicing of other requirements including working capital. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. Reconciliations of EBITDA amounts to the most directly comparable GAAP measures for the three-month periods ended March 31, 2008 and 2007 are included in the financial information provided as part of this release.

Total backlog at March 31, 2008 was a record $480 million, up from $416 million at December 31, 2007. Twelve-month backlog at March 31, 2008 was a record $242 million, up from $196 million at December 31, 2007.

Hill’s balance sheet at March 31, 2008 reflected cash and cash equivalents of $49.0 million, working capital of $93.6 million, total debt of $3.3 million and stockholders’ equity of $136.2 million.

Achievement of 2007 Earnout

The Agreement and Plan of Merger, dated December 5, 2005, as amended, between Hill and Arpeggio Acquisition Corporation, provides for certain stockholders of Hill to receive up to an additional 6.6 million shares of the combined company’s common stock, contingent upon the combined company attaining certain targets for earnings before interest and taxes (“EBIT”) over a four-year period. Hill’s EBIT for the fiscal year ended December 31, 2007 was $17.4 million and the target for the earnout for that year was $13.5 million. Therefore, the contingent shares for 2007 were earned and an additional 2.3 million shares of Hill’s common stock were issued on April 4, 2008 to certain stockholders of Hill.

Recent Acquisitions

On February 15, 2008, Hill acquired a 60% interest in Gerens Management Group, S.A., a leading Spanish-headquartered firm that provides project management services on major construction projects throughout Spain as well as in Western Europe and Latin America. Hill’s results for the first quarter include Gerens’ results for the period February 15, 2008 through March 31, 2008, during which time period Gerens had consulting fee revenue of $4.4 million, gross profit of $1.5 million, and operating profit of $0.5 million.

On January 4, 2008, Hill acquired John Shreeves Holdings Ltd. and its operating subsidiary John Shreeves & Partners Ltd., a London-based firm that provides project management and cost consultancy services on private- and public-sector projects throughout the United Kingdom. Hill’s results for the first quarter include Shreeves’ results for the period January 4, 2008 through March 31, 2008, during which time period Shreeves had consulting fee revenue of $1.2 million, gross profit of $0.5 million, and operating profit of $0.1 million.

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May 7, 2008

Listing on the NYSE

On February 22, 2008, Hill’s common stock began trading on the New York Stock Exchange under the ticker symbol HIL.

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on Thursday, May 8, 2008, at 11:00 am Eastern Time to discuss the financial results for the first quarter ended March 31, 2008. Interested parties may participate in the call by dialing (888) 787-0460 (Domestic) or (706) 679-3200 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. The conference call will be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Presentations and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 1,800 employees in 70 offices worldwide, provides program management, project management, construction management, and construction claims services. Engineering News-Record magazine recently ranked Hill as the 10th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Any forward looking statements contained in the press release may fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and other conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

(HIL-G)

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May 7, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In 000’s, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
Consulting fee revenue	$69,638	$44,562
Reimbursable expenses	11,255	18,362

Total revenue	80,893	62,924
Cost of services	37,254	23,567
Reimbursable expenses	11,255	18,362

Total direct expenses	48,509	41,929

Gross profit	32,384	20,995
Selling, general and administrative expenses	27,500	17,755
Equity in earnings of affiliates	(635)	(237)

Operating profit	5,519	3,477
Minority interest in income of subsidiaries	210	66
Interest (income) expense, net	(365)	227

Earnings before (benefit) provision for income taxes	5,674	3,184
(Benefit) provision for income taxes	(1,157)	724

Net earnings	$6,831	$2,460

Basic earnings per common share	$0.17	$0.10

Basic weighted average common shares outstanding	40,791	24,600

Diluted earnings per common share	$0.17	$0.08

Diluted weighted average common shares outstanding	41,121	29,078

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May 7, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Segment Data

(Unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
(in thousands)
Project Management
Consulting fee revenue	$49,376	$28,401
Total revenue	$59,501	$43,850
Gross profit	$20,044	$11,969
Gross profit as a percent of consulting fee revenue	40.6%	42.1%
Operating profit before equity in earnings of affiliates	$6,716	$5,157
Equity in earnings of affiliates	635	237

Operating profit	$7,351	$5,394
Operating profit as a percent of consulting fee revenue	14.9%	19.0%

Construction Claims
Consulting fee revenue	$20,262	$16,161
Total revenue	$21,392	$19,074
Gross profit	$12,340	$9,026
Gross profit as a percent of consulting fee revenue	60.9%	55.9%

Operating profit	$3,536	$1,620
Operating profit as a percent of consulting fee revenue	17.5%	10.0%

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May 7, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Other Financial Data

(Unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
(in thousands)
Consulting fee revenue	$69,638	$44,562
Total revenue	$80,893	$62,924
Gross profit	$32,384	$20,995
Gross profit as a percent of consulting fee revenue	46.5%	47.1%
Selling, general and administrative expenses (excluding corporate expenses)	$22,132	$14,218

Selling, general and administrative expenses (excluding corporate expenses) as a percent of consulting fee revenue	31.8%	31.9%

Corporate expenses	$5,368	$3,537
Corporate expenses as a percent of consulting fee revenue	7.7%	7.9%
Operating profit	$5,519	$3,477
Operating profit as a percent of consulting fee revenue	7.9%	7.8%
Effective income tax (benefit) expense rate	(20.4)%	22.7%

Hill International	Page 8
May 7, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Balance Sheet Data

(Unaudited)

	March 31, 2008	December 31, 2007
(in thousands)
Cash and cash equivalents	$49,035	$66,128
Accounts receivable, net	$97,314	$83,151
Current assets	$159,527	$162,428
Total assets	$232,513	$207,199
Current liabilities	$65,929	$59,647
Total debt	$3,309	$3,312
Stockholders’ equity	$136,166	$128,371

EBITDA Reconciliation

(Unaudited)

A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended
	March 31, 2008	March 31, 2007
(in thousands)
Net earnings	$6,831	$2,460
Interest expense (income), net	(365)	227
(Benefit) provision for income taxes	(1,157)	724
Depreciation and amortization	1,112	693

EBITDA	$6,421	$4,104